Exhibit 99.1

Contact:

Ann Cain Strategic Communications Director 972-371-1748 acain@carreker.com	Lisa Peterson Chief Financial Officer 972-371-1454 lpeterson@carreker.com

Gregory B. Tomlinson, Retired “Big Four” Audit Partner, Joins Carreker Board of Directors

DALLAS, TEXAS (September 16, 2004) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial industry, announced today that Gregory B. Tomlinson, a retired KPMG Audit Partner, has been appointed to Carreker’s board of directors and to membership on the board’s Audit Committee.

Tomlinson was with KPMG for forty years, retiring in 2002 after 29 years as an audit partner of the international public accounting firm, including extensive international experience as Risk Management Partner for KPMG’s Asia Pacific region.

J. D. (Denny) Carreker, chairman and chief executive office of Carreker, said, “As we continue to strengthen our corporate governance, we welcome Greg’s extensive experience in auditing the financial statements and securities filings of publicly held international companies.  His managerial and technical skills will also be valuable as our company continues to grow.”

Tomlinson said, “New requirements in corporate governance and the complexity of financial management make it imperative for companies like Carreker Corporation, with multiple businesses in many countries, to build specific expertise into their governance structure.  I look forward to assisting Carreker Corporation in this regard.”

In 1962, Tomlinson joined Peat, Marwick, Mitchell & Co, the predecessor of KPMG.  He was admitted to partnership in 1973, and began assuming engagement partner responsibilities for several major publicly held companies and assumed increasing administrative and technical leadership positions in the firm.  Beginning in 1986, he was an SEC reviewing partner with responsibility for the filing reviews of several major clients including software and technology companies and foreign filers.  He also served as partner in charge of KPMG’s seven-state southwest region technology practice.  His last assignment was Risk Management Partner for KPMG’s Asia Pacific region, based in Tokyo.  Tomlinson is a certified public accountant and a graduate of Texas Technological University.

About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

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